Exhibit 10.1

Execution Version

5-Year $2.5 Billion

CREDIT AGREEMENT

among

BAKER HUGHES INCORPORATED,

as Borrower,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

THE LENDERS IDENTIFIED HEREIN,

DATED AS OF JULY 13, 2016

CITIBANK, N.A.,

as Syndication Agent,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

DNB BANK ASA, NEW YORK BRANCH

GOLDMAN SACHS BANK USA,

HSBC BANK USA, NATIONAL ASSOCIATION and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Documentation Agents,

JPMORGAN CHASE BANK, N.A., and

CITIGROUP GLOBAL MARKETS INC.,

as Co-Lead Arrangers and Joint Bookrunners,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

DNB MARKETS, INC.,

GOLDMAN SACHS BANK USA,

HSBC BANK USA, NATIONAL ASSOCIATION and

WELLS FARGO SECURITIES, LLC,

as Co-Arrangers and Joint Bookrunners

i

EXHIBITS

Exhibit 2.02	Form of Notice of Borrowing
Exhibit 2.04	Form of Notice of Continuation/Conversion
Exhibit 2.06	Form of Note
Exhibit 2.10(a)	Form of Increased Facility Activation Notice
Exhibit 2.10(b)	Form of New Lender Supplement
Exhibit 7.01(c)	Form of Officer’s Certificate

Exhibit 11.03(b)	Form of Assignment and Assumption

SCHEDULES

Schedule 1.01(a)	Commitments/Pro Rata Shares
Schedule 1.01(b)	Significant Subsidiaries
Schedule 8.06	Subsidiary Indebtedness

5-YEAR $2.5 BILLION CREDIT AGREEMENT

THIS 5-YEAR $2.5 BILLION CREDIT AGREEMENT (this “Credit Agreement”), dated as of July 13, 2016, is entered into among BAKER HUGHES INCORPORATED, a Delaware corporation (the “Borrower”), the Lenders (as defined below) and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility in an aggregate amount up to $2.5 Billion; and

WHEREAS, the Lenders have agreed to provide the requested $2.5 Billion revolving credit facility upon and subject to the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Definitions.

As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Act” has the meaning set forth in Section 11.17.

“Additional Commitment Bank” has the meaning set forth in Section 2.11(c).

“Adjusted Base Rate” means the Base Rate plus the Applicable Margin for Base Rate Loans.

“Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Margin for Eurodollar Loans.

“Administrative Agent” means JPMorgan or any successor administrative agent appointed pursuant to Section 10.09.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 11.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Fees” has the meaning set forth in Section 3.04(b).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any Person means (a) any other Person which directly, or indirectly through one or more intermediaries, controls such Person or (b) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agents; and “Agent” shall mean either the Administrative Agent, Syndication Agent or a Documentation Agent, as the context requires.

“Agent-Related Persons” means each Agent, together with its respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Agent and its respective Affiliates.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, for any day, with respect to any Base Rate Loan or Eurodollar Loan, as the case may be, the rate per annum set forth in the Pricing Grid below based upon the Debt Rating then in effect:

Debt Rating (S&P/Moody’s)	Eurodollar Margin	Base Rate Margin
Category 1 >A+/A1	0.750%	0.000%
Category 2 A/A2	0.875%	0.000%
Category 3 A-/A3	1.000%	0.000%
Category 4 BBB+/Baa1	1.125%	0.125%
Category 5 <BBB/Baa2	1.375%	0.375%

The Applicable Margin will be based on the highest Debt Rating. If S&P or Moody’s does not have a Debt Rating in effect, then such rating agency not having a Debt Rating in effect shall be deemed to have established a Debt Rating in Category 5. If the Debt Ratings established or deemed to have been established fall within different Categories, the Applicable Margin shall be based on the higher of the Debt Ratings, unless one of the Debt Ratings is two or more Categories lower than the other, in which case the Applicable Margin shall be determined by reference to the Category next below that of the higher of the Debt Ratings. Each change in the Applicable Margin (other than as a result of a change in the rating system of such rating agency) shall be effective as of the date on which a Debt Rating change is first publically announced by the applicable rating agency, and such change shall apply during the period commencing on the effective date of such change and end on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, JPMorgan and Citigroup Global Markets Inc., in their capacities as co-lead arrangers and joint bookrunners of the facility contemplated by this Credit Agreement, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., a member of MUFG, a global financial group, DNB Markets, Inc., Goldman Sachs Bank USA, HSBC Bank USA, National Association and Wells Fargo Securities, LLC, in their capacities as co-arrangers and joint bookrunners of the facility contemplated by this Credit Agreement.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit 11.03(b).

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, on each day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate in effect on such day and (c) the Eurodollar Rate for a one-month deposit commencing that day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, respectively.

“Base Rate Loan” means a Loan which bears interest based on the Base Rate.

“Borrower” has the meaning set forth in the preamble hereof.

“Borrower Obligations” means, without duplication, all of the obligations of the Borrower to the Lenders, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, a Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in New York, New York and, if different, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Loans, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Businesses” has the meaning set forth in Section 6.16.

“Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of the assets of, the issuing Person, including, in each case, all warrants, rights or options to purchase any of the foregoing.

“Change in Law” means, with respect to any Requirement of Law, (a) the adoption of any law, rule or regulation after the date of this Credit Agreement, (b) any change in any law, rule or regulation after the date of this Credit Agreement or in the interpretation or application thereof by any Governmental Authority after the date of this Credit Agreement or (c) compliance by any Lender (or, by any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Credit Agreement; provided, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case by deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire

(such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, as amended, modified, replaced or succeeded from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make its Pro Rata Share of Loans to the Borrower in an aggregate amount up to the amount set forth in Schedule 1.01(a), as it may be adjusted from time to time pursuant to (i) an assignment in accordance with Section 11.03(b), (ii) a reduction in the Committed Amount pursuant to Section 2.07 or a termination of the Commitment of any Declining Lender in accordance with Section 2.11(b) or (iii) an increase in the Committed Amount pursuant to Section 2.10, and “Commitments” means the aggregate of each such Commitment.

“Commitment Fee Rate” means the rate per annum for Commitment Fees, corresponding to the Debt Rating in effect from time to time as described below:

Debt Rating (S&P/Moody’s)	Commitment Fee Rate
Category 1 >A+/A1	0.08%
Category 2 A/A2	0.09%
Category 3 A-/A3	0.125%
Category 4 BBB+/Baa1	0.150%
Category 5 <BBB/Baa2	0.200%

The Commitment Fee Rate will be based on the highest Debt Rating. If S&P or Moody’s does not have a Debt Rating in effect, then such rating agency not having a Debt Rating in effect shall be deemed to have established a Debt Rating in Category 5. If the Debt Ratings established or deemed to have been established fall within different Categories, the Commitment Fee Rate shall be based on the higher of the Debt Ratings, unless one of the Debt Ratings is two or more Categories lower than the other, in which case the Commitment Fee Rate shall be determined by reference to the Category next below that of the higher of the Debt Ratings. Each change in the Commitment Fee Rate (other than as a result of a change in the rating system of such rating agency) shall be effective as of the date on which a Debt Rating change is first publically announced by the applicable rating agency, and such change shall apply during the period commencing on the effective date of such change and end on the date immediately preceding the effective date of the next such change.

“Commitment Fees” has the meaning set forth in Section 3.04(a).

“Committed Amount” means Two Billion Five Hundred Million Dollars ($2,500,000,000), as such amount may be otherwise reduced in accordance with Section 2.07 or 2.11 or increased in accordance with Section 2.10.

“Compensation Period” has the meaning set forth in Section 3.05(c).

“Contingent Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Contingent Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Contingent Obligation is made.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Agreement” has the meaning set forth in the Preamble hereof.

“Credit Documents” means this Credit Agreement, the Notes, any Notice of Borrowing, any Notice of Continuation/Conversion and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Credit Exposure” has the meaning set forth in the definition of “Required Lenders.”

“Debt Rating” means the long-term senior unsecured, non-credit enhanced publicly held debt rating of the Borrower from S&P and Moody’s.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender” has the meaning set forth in Section 2.11.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to two percent (2%) plus the rate that otherwise would be applicable (or if no rate is applicable, the Adjusted Base Rate plus two percent (2%) per annum).

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Administrative Agent, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Credit Agreement, (c) failed, within five Business Days after request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with the terms of this Credit Agreement relating to its obligations to fund prospective Loans (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good-faith dispute, (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment or (f) become, or has a direct or indirect parent company that has become, the subject of a Bail-In Action; provided that (i) if a Lender would be a “Defaulting Lender” (A) solely by reason of events relating to a parent company of such Lender or solely because a Governmental Authority has been appointed as receiver, conservator, trustee or custodian for such Lender, in each case as described in clause (e) above, or (B) solely by reason of the ownership or control by a Governmental Authority of a parent company of such Lender and so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, the Administrative Agent may in the case of sub-clause (A) above and shall in the case of sub-clause (B) above, in its reasonable discretion, determine that such Lender is not a “Defaulting Lender” if and for so long as the Administrative Agent is satisfied that such Lender will continue to perform its funding obligations hereunder and (ii) the Administrative Agent may, by notice to the Borrower and the Lenders, declare that a Defaulting Lender is no longer a “Defaulting Lender” if the Administrative Agent determines, in its reasonable discretion, that the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply.

“Documentation Agents” means, collectively, The Bank of Tokyo-Mitsubishi UFJ, Ltd., a member of MUFG, a global financial group, DNB Bank ASA, New York Branch, Goldman Sachs Bank USA, HSBC Bank USA, National Association and Wells Fargo Bank, National Association.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person approved by the Borrower (such approval not to be unreasonably withheld or delayed); provided that (i) the Borrower’s consent is not required during the existence and continuation of an Event of Default, (ii) approval by the Borrower shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within five Business Days after notice of such proposed assignment has been delivered to the Borrower, (iii) neither the Borrower nor any Subsidiary or Affiliate of the Borrower shall qualify as an Eligible Assignee and (iv) no natural person shall be an Eligible Assignee.

“Environmental Laws” means any legal requirement of any Governmental Authority pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with the Borrower or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower or any of its Subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

“ERISA Event” has the meaning set forth in Section 9.01(g).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Base Rate” means, for any Interest Period:

(a) the rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”), determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement; or

(b) if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the Eurodollar Base Rate for such Impacted Interest Period shall be the Interpolated Rate at such time for such Impacted Interest Period (provided that if the Interpolated Rate for such Impacted Interest Period shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement).

“Eurodollar Loan” means a Loan bearing interest at the Adjusted Eurodollar Rate.

“Eurodollar Rate” means, with respect to any Eurodollar Loan, for the Interest Period applicable thereto, a rate per annum determined pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day applicable to the Administrative Agent under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning set forth in Section 9.01.

“Excluded Taxes” has the meaning set forth in Section 4.01.

“Existing Credit Agreement” means that certain 5-year $2.5 Billion credit agreement dated September 13, 2011 among the Borrower, JPMorgan, as administrative agent and the other agents and financial institutions party thereto.

“Extending Bank” has the meaning set forth in Section 2.11.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means for any day the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent and (c) if the Federal Funds Rate for such day shall otherwise be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Fee Letter” means that certain letter agreement, dated as of June 17, 2016, among the Borrower, JPMorgan and Citigroup Global Markets Inc., as amended, modified, supplemented or restated from time to time.

“Financial Officer” means any of the chief financial officer, the treasurer, any assistant treasurer or the controller of the Borrower.

“Foreign Lender” has the meaning set forth in Section 4.01(f).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national governmental bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 11.03(g).

“Impacted Interest Period” has the meaning set forth in the definition of “Eurodollar Base Rate”.

“Increased Facility Activation Notice” a notice substantially in the form of Exhibit 2.10(a).

“Increased Facility Closing Date” any Business Day designated as such in an Increased Facility Activation Notice.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (excluding from this clause (a) and clause (b) below intraday over advances and overnight overdrafts; provided that, such obligations are not outstanding for more than two (2) Business Days), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person (other than intercompany items, trade accounts payable, expense accruals, deferred employee compensation items arising in the ordinary course of business, and amounts that are being contested in good faith and for which reserves in conformity with GAAP have been provided), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Contingent Obligations of such Person, (g) the principal portion of all obligations of such Person under (i) capital lease obligations and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, and after giving effect in any of the foregoing in this clause (g) to any third-party indemnification, (h) all obligations of such Person with respect to Redeemable Preferred Stock, (i) the Swap Termination Value (including both debit and credit values) in respect of any Swap Contract of such Person and (j) (i) the maximum amount of all bid, performance and standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and (ii) without duplication, all reimbursement obligations of such Person in respect of drafts drawn thereunder with respect to clause (j)(i) (to the extent unreimbursed). The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture for which such Person is legally obligated.

“Indemnified Liabilities” has the meaning set forth in Section 11.05(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitees” has the meaning set forth in Section 11.05(b).

“Information” has the meaning set forth in Section 11.15.

“Interest Payment Date” means (a) as to Base Rate Loans, the last day of each fiscal quarter of the Borrower and the Maturity Date and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date and, in addition, where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also on the last day of each three-month period during such Interest Period. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

“Interest Period” means, as to Eurodollar Loans, a period of one, two, three or six months’ duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions of Eurodollar Loans); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

“Interpolated Rate” means at any time and with respect to any Impacted Interest Period, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period for which that Screen Rate is available in Dollars that is shorter than such Impacted Interest Period and (b) the Screen Rate for the shortest period for which that Screen Rate is available for Dollars that exceeds such Impacted Interest Period, in each case, as of 11:00 A.M., London time, two Business Days prior to the beginning of such Impacted Interest Period. When determining the rate for an Impacted Interest Period which is shorter than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for Dollars as of such time determined by the Administrative Agent from such service as the Administrative Agent may reasonably select.

“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.

“Lender” means any of the Persons identified as a “Lender” on the signature pages hereto, and any Eligible Assignee which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Credit Agreement.

“Margin Stock” shall have the meaning given such term in Regulation U.

“Material Adverse Effect” means an event or condition that constitutes or would reasonably be expected to result in a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Credit Agreement or (c) the validity or enforceability of, or the rights and remedies of the Administrative Agent or the Lenders under, this Credit Agreement.

“Material Subsidiary” means any Subsidiary of the Borrower (a) with a net book value in excess of $100,000,000, calculated as of the end of the most recent fiscal quarter or (b) whose revenues for the immediately preceding twelve month period exceeded $100,000,000.

“Maturity Date” means July 13, 2021 or, with respect to any Extending Bank or Additional Commitment Bank, such later date as specified in Section 2.11.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, to which the Borrower or any ERISA Affiliate and at least one employer other than the Borrower or any ERISA Affiliate are contributing sponsors.

“Net Worth” means, as of any date, all of the shareholders’ equity or net worth (excluding, for the avoidance of doubt, Redeemable Preferred Stock) of the Borrower and its Subsidiaries, on a consolidated basis, as determined in accordance with GAAP.

“New Lender” has the meaning set forth in Section 2.10(b).

“New Lender Supplement” has the meaning set forth in Section 2.10(b).

“Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Loans and substantially in the form of Exhibit 2.06, as such promissory notes may be amended, modified, supplemented or replaced from time to time.

“Notice Date” has the meaning set forth in Section 2.11.

“Notice of Borrowing” means a request by the Borrower for a Loan in the form of Exhibit 2.02.

“Notice of Continuation/Conversion” means a request by the Borrower for the continuation or conversion of a Loan in the form of Exhibit 2.04.

“Other Connection Taxes” means with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between such Administrative Agent or Lender and the jurisdiction imposing such Tax (other than connections arising from such Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” has the meaning set forth in Section 4.01(b).

“Participant” has the meaning set forth in Section 11.03(d).

“Participant Register” has the meaning set forth in Section 11.03(d).

“Participation Interest” means the purchase by a Lender of a participation in Loans as provided in Section 3.09.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Person” means any individual, partnership, joint venture, firm, corporation, association, trust, limited liability company or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or with respect to which a member of the Controlled Group has any liability, contingent or otherwise.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan in connection with extensions of credit to debtors); each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Properties” has the meaning set forth in Section 6.16.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time to make Loans to the Borrower pursuant to Section 2.01 hereof and the denominator of which is the amount of the Committed Amount at such time; provided that if all of the Commitments of all Lenders have been terminated pursuant to Section 9.02 or otherwise, then such Pro Rata Share of each such Lender shall be determined based on such Lender’s percentage ownership of the principal amount of outstanding Loans. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 1.01(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Ratio Certificate” means a certificate, signed on behalf of the Borrower by a Financial Officer of the Borrower, delivered to the Administrative Agent on the Closing Date and as may be required by Section 7.01(c), and setting forth the calculations, in reasonable detail, required to determine compliance with the covenant set forth in Section 8.08 as of the last day of any fiscal quarter.

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the Maturity Date either (a) mandatorily redeemable (by sinking fund or similar payment or otherwise) or (b) redeemable at the option of the holder thereof.

“Regulation U or X” means Regulation U or X, respectively, of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and any successor to all or a portion thereof.

“Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

“Required Lenders” means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term “Credit Exposure” as applied to each Lender means (i) at any time prior to the termination of the Commitments, the Pro Rata Share of such Lender of the Committed Amount multiplied by the Committed Amount and (ii) at any time after the termination of the Commitments, the principal balance of the outstanding Loans and Participation Interests of such Lender.

“Requirement of Law” means, with respect to any Person, the organizational documents of such Person and any law applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Credit Agreement and the other Credit Documents.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of Sanctions (at the time of the Closing Date of this Credit Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, Norway, Canada or Her Majesty’s Treasury of the United Kingdom (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Norway, Canada or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” has the meaning set forth in the definition of “Eurodollar Base Rate”.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Significant Subsidiary” means any Subsidiary that is a Significant Subsidiary as such term is defined in Regulation S-X promulgated under the Exchange Act. Unless otherwise specified, all references herein to a Significant Subsidiary or Significant Subsidiaries shall refer to a Significant Subsidiary or Significant Subsidiaries of the Borrower. The Significant Subsidiaries as of the last day of the fiscal quarter most recently ended prior to the Closing Date are set forth on Schedule 1.01(b) hereto.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA and adopted solely by the Borrower, by an ERISA Affiliate or by a group consisting of the Borrower and one or more ERISA Affiliates.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage and (d) the book value of the assets of such Person as set forth on such Person’s balance sheet is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning set forth in Section 11.03(g).

“Stockholders’ Equity” means, as at any date of determination, the stockholders’ equity of the Borrower and its consolidated Subsidiaries as of such date (excluding, to the extent resulting in a reduction of stockholders’ equity, any non-cash reduction, charge, or write-off), as determined in accordance with GAAP.

“Subsidiary” means, as to any Person, any corporation, partnership, association, joint venture, limited liability company or other entity more than 50% of whose Voting Stock (irrespective of whether or not at the time, any such Voting Stock shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) (including both debit and credit values) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) (including both debit and credit values) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means Citibank, N.A.

“Taxes” has the meaning set forth in Section 4.01.

“Termination Event” means (a) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA), (b) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (c) the distribution of a notice of intent to terminate a Single Employer Plan in a distress termination (within the meaning of Section 4041(c) of ERISA) pursuant to Section 4041(a)(2) of ERISA, (d) the institution of proceedings to terminate or the actual termination of a Single Employer Plan by the PBGC under Section 4042 of ERISA, (e) any event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, or (f) the complete or partial withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan or the termination of a Multiemployer Plan.

“Total Capitalization” means, as of the last day of any fiscal quarter, the sum of Total Debt at such date and Stockholders’ Equity at such date.

“Total Debt” means, at a particular date, the aggregate principal amount on such date of Indebtedness of the Borrower and its consolidated Subsidiaries (x) of the types referred to in (and not excluded from) clauses (a), (b), (d), (g)(i), and (j)(ii) of the definition of “Indebtedness” and (y) of the type referred to in clauses (e) and (f) of the definition of “Indebtedness” relating to Indebtedness of others of the types referred to in clause (a), in each case, to the extent such amount would be reflected as a liability on a balance sheet of the Borrower and its consolidated Subsidiaries prepared as of such date in accordance with GAAP.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Loan.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 4.01.

“United States Person” has the meaning given in Section 7701(a)(30) of the Code.

“Unused Commitment” means, for any day from the Closing Date to the Maturity Date, the amount by which the then Committed Amount on such day exceeds the aggregate principal amount of all Loans outstanding on such day.

“Voting Stock” means (a) with respect to a corporation, all classes of the Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors and (b) with respect to a partnership, association, joint venture, limited liability company, real estate investment or other trust or other entity, all Capital Stock of such entity entitled to exercise voting power or management control.

“Wholly Owned Subsidiary” means any Subsidiary if all of the Capital Stock of such Subsidiary (other than directors’ qualifying shares and Required Minority Shares, in each case only to the extent required by applicable law) is owned by the Borrower directly or through other Wholly Owned Subsidiaries. “Required Minority Shares” means Capital Stock of a Subsidiary organized under the laws of jurisdiction other than the United States or any Governmental Authority thereof that is required by the applicable laws and regulations of such foreign jurisdiction to be owned by the government of such foreign Jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Subsidiary to transaction business in such foreign jurisdiction.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Interpretive Provisions.

(a) For purposes of computation of periods of time hereunder, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(b) References in this Credit Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.

(c) The term “including” is by way of example and not limitation.

(d) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(e) The headings of the Sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

Section 1.03 Accounting Terms/Calculation of Financial Covenants.

(a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.01 (or, prior to the delivery of the first financial statements pursuant to Section 7.01, consistent with the financial statements described in Section 5.01(d)); provided, however, if (i) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (ii) the Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

(b) All financial covenant ratios shall be calculated by carrying the result to one more place than the number of places by which such ratio is expressed and rounding the result up or down to the nearest number (and rounding up if there is no nearest number).

Section 1.04 Time.

All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as then in effect, unless specified otherwise.

Section 1.05 References to Agreements and Requirement of Laws.

Unless otherwise expressly provided herein: (a) references to organization documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

ARTICLE II

COMMITMENTS AND LOANS

Section 2.01 Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans (each a “Loan” and collectively the “Loans”), in Dollars, to the Borrower, at any time and from time to time, during the period from and including the Closing Date to but not including the Maturity Date (or such earlier date if all of the Commitments of all Lenders have been terminated as provided herein); provided, however, that after giving effect to any Borrowing (a) the aggregate principal amount of outstanding Loans shall not exceed the Committed Amount and (b) with respect to each individual Lender, the aggregate principal amount of outstanding Loans of such Lender shall not exceed the amount of such Lender’s Pro Rata Share of the Committed Amount. Subject to the terms of this Credit Agreement, the Borrower may borrow, repay and reborrow Loans. Loans may be Base Rate Loans or Eurodollar Loans, as the Borrower may elect, subject to the terms set forth below.

Section 2.02 Method of Borrowing for Loans

By no later than 11:00 a.m., New York time, (a) on the date of the requested Borrowing of Loans that will be Base Rate Loans and (b) three Business Days prior to the date of the requested Borrowing of Loans that will be Eurodollar Loans, the Borrower shall telephone the Administrative Agent (and in the case of a requested Base Rate Loan, the Administrative Agent shall notify the Lenders no later than 11:30 a.m.) as well as submit a written Notice of Borrowing in the form of Exhibit 2.02 to the Administrative Agent setting forth (i) the amount requested, (ii) the date of the requested Borrowing, (iii) the Type of Loan, (iv) with respect to Loans that will be Eurodollar Loans, the Interest Period applicable thereto, and (v) certification that the Borrower has complied in all respects with Section 5.02. If the Borrower shall fail to specify (A) an Interest Period, in the case of a Eurodollar Loan, then such Eurodollar Loan shall be deemed to have an Interest Period of one month or (B) the Type of Loan requested, then such Loan shall be deemed to be a Base Rate Loan. All Loans made on the Closing Date shall be Base Rate Loans. Thereafter, all or any portion of the Loans may be converted into Eurodollar Loans in accordance with the terms of Section 2.04.

Section 2.03 Funding of Loans.

Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each Lender shall make its Pro Rata Share of the requested

Loans available to the Administrative Agent in Dollars and in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Notice of Borrowing. Upon satisfaction of the conditions set forth in Section 5.02, the amount of the requested Loans will then be made available to the Borrower by the Administrative Agent either by (a) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (b) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

Section 2.04 Continuations and Conversions.

Subject to the terms below, the Borrower shall have the option, on any Business Day prior to the Maturity Date, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans. By no later than 10:00 a.m. (a) on the date of the requested conversion of a Eurodollar Loan to a Base Rate Loan and (b) three Business Days prior to the date of the requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, the Borrower shall provide telephonic notice to the Administrative Agent, followed promptly by a written Notice of Continuation/Conversion in the form of Exhibit 2.04, setting forth whether the Borrower wishes to continue or convert such Loans. Notwithstanding anything herein to the contrary, (i) except as provided in Section 4.02, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of an Event of Default and (iii) any request to continue a Eurodollar Loan that fails to comply with the terms hereof or any failure to request a continuation of a Eurodollar Loan at the end of an Interest Period (and assuming the Borrower has not delivered a notice of prepayment pursuant to Section 3.02(a)) shall be deemed a request to convert such Eurodollar Loan to a Base Rate Loan on the last day of the applicable Interest Period.

Section 2.05 Minimum Amounts.

Each request for a Loan or a conversion or continuation hereunder shall be subject to the following requirements: (a) each Eurodollar Loan shall be in a minimum amount of $5,000,000 (and in integral multiples of $1,000,000 in excess thereof), (b) each Base Rate Loan shall be in a minimum amount of the lesser of $1,000,000 (and in integral multiples of $100,000 in excess thereof) or the remaining amount available to be borrowed and (c) no more than ten Eurodollar Loans shall be outstanding hereunder at any one time. For the purposes of this Section 2.05, all Eurodollar Loans with the same Interest Periods that begin and end on the same date shall be considered as one Eurodollar Loan, but Eurodollar Loans with different Interest Periods, even if they begin on the same date, shall be considered separate Eurodollar Loans.

Section 2.06 Notes.

If requested by a Lender, the Loans made by each Lender shall be evidenced by a duly executed Note payable to such Lender in substantially the form of Exhibit 2.06.

Section 2.07 Reduction of Committed Amount

The Borrower shall have the right, upon notice to the Administrative Agent, to permanently terminate or reduce the aggregate unused amount of the Committed Amount at any time and from time to time; provided that (a) such notice must be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (b) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $1,000,000 above such amount and (c) no reduction shall be made which would reduce the Committed Amount to an amount less than the aggregate principal amount of the outstanding Loans. Any reduction in (or termination of) the Committed Amount shall be permanent and may not be reinstated. The Committed Amount will be reduced to zero on the Maturity Date. Upon any reduction in the Committed Amount pursuant to this Section 2.07, the Commitment of each Lender shall likewise be reduced by such Lender’s Pro Rata Share (as determined immediately prior to such reduction) of the aggregate amount by which the Committed Amount is so reduced.

Section 2.08 Mitigation of Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 4.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.04 or Section 4.01, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 4.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, (iii) any Lender becomes a Defaulting Lender or a Declining Lender, (iv) any Lender has not approved a proposed waiver, consent or amendment requested by the Borrower by the date specified by the Borrower (or gives the Borrower or the Administrative Agent written notice prior to such specified date of its intention not to do so), which has been approved by the Required Lenders, but requires the approval of all Lenders, or (v) if any Lender delivers a notice to the Borrower or the Administrative Agent pursuant to Section 4.02, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.03), all its interests, rights and obligations under this Credit Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) if such assignee is not already a Lender hereunder or an Affiliate of a Lender, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including amounts due under Section 4.05) and (z) in the case of any such assignment resulting from a claim for compensation under Section 4.04 or payments required to be made pursuant to Section 4.01, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.09 Defaulting Lenders.

Notwithstanding any provision of this Credit Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.04(a);

(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.06), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender; provided further that the Commitment of a Defaulting Lender may not be increased and the Maturity Date as it applies to a Defaulting Lender may not be extended, in each case without the consent of such Defaulting Lender; and

(c) for the avoidance of doubt, the Borrower shall retain and reserve its other rights and remedies respecting each Defaulting Lender.

Section 2.10 Incremental Facilities.

(a) The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that each Lender shall (i) in the case of any existing Lender, increase the amount of such Lender’s Commitment or (ii) in the case of any New Lender, make a new Commitment by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (A) the amount of such increase in Commitment (in the case of any existing Lender) or new Commitment (in the case of any New Lender) and (B) the Increased Facility Closing Date. Notwithstanding the foregoing, (i) without the consent of the Required Lenders, the aggregate amount of increases in Commitments and new Commitments of all Lenders (including New Lenders) obtained after the Closing Date pursuant to this paragraph shall not exceed Five Hundred Million Dollars ($500,000,000) and (ii) without the consent of the Administrative Agent, (x) the aggregate amount of all increases in Commitments and new Commitments for all Lenders (including New Lenders) effected on any Increased Facility Closing Date pursuant to this paragraph shall be in a minimum amount of at least One Hundred Million Dollars ($100,000,000) and (y) no more than four (4) Increased Facility Closing Dates may be selected by the Borrower after the Closing Date; provided that both at the time of any such request and at the open of business on any Increased Facility Closing Date, both before and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; provided, further, if, on any Increased Facility Closing Date, any Loans have been funded, then the Borrower shall be responsible to pay any breakage fees or costs in connection with the reallocation of such outstanding Loans. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), elects to become a “Lender” under this Credit Agreement in connection with any transaction described in Section 2.10(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit 2.10(b), whereupon, effective as of the open of business on the related Increased Facility Closing Date, such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Credit Agreement.

(c) As of the open of business on any Increased Facility Closing Date, (i) the increased or new Commitment of each Lender as specified in the related Increased Facility Activation Notice shall become effective; (ii) the Administrative Agent shall adjust (and shall be deemed to have adjusted) Schedule 1.01(a) accordingly; and (iii) the Committed Amount shall be increased by the aggregate amount of all new Commitments (in the case of any existing Lenders) as specified on such Incremental Facility Activation Notice. Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date, if any Loans have been funded and remain outstanding on such date, the Borrower shall borrow Loans under the increased Commitments of existing Lenders whose resulting Pro Rata Share has increased and under the new Commitments of any New Lenders, and shall apply the proceeds thereof to repay any then outstanding Loans of existing Lenders whose resulting Pro Rata Share has decreased (to the extent necessary to ensure the Loans are outstanding pro rata with the respective Commitments and whether or not participating in the increased Commitment Amount), all as determined by reference to the amount of each Type of Loan which would then have been outstanding from each such Lender if (i) each such Type had been borrowed immediately after the open of business on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type requested to be so borrowed had been proportionately funded by all Lenders in accordance with their respective Pro Rata Share based on their Commitments as in effect immediately after the open of business on the Increased Facility Closing Date. The Eurodollar Base Rate applicable to any Eurodollar Loan borrowed pursuant to the preceding sentence shall equal the Eurodollar Base Rate then applicable to the Eurodollar Loans of the other Lenders (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Borrower and the relevant Lender).

Section 2.11 Extension Option.

(a) The Borrower may request that the Commitments be extended for up to two additional one year periods after any then existing Maturity Date by providing not less than 30 days’ written notice (the date of such notice, a “Notice Date”) to the Administrative Agent prior to any then existing Maturity Date. If a Lender agrees, in its individual and sole discretion, to extend its Commitment (such Lender, an “Extending Bank”), it will notify the Administrative Agent, in writing, of its decision to do so no later than 20 days after the applicable Notice Date. The Administrative Agent will notify the Borrower, in writing, of the Lenders’ decisions no later than 25 days after such Notice Date.

(b) No Lender shall be required to consent to any such extension request or be required to increase its Commitment and any Lender that declines or does not respond to the Borrower’s request for an extension of the Commitments (a “Declining Lender”) will have its Commitment assigned to one or more Additional Commitment Banks (as defined below) in accordance with Section 2.08(b) or, if not so assigned, terminated on the then existing Maturity Date (without regard to any extension of the Commitments of other Lenders).

(c) On or before any then existing Maturity Date in respect of which a notice pursuant to Section 2.11(a) is given, each Extending Bank shall have the right to undertake an additional Commitment to replace any Declining Bank as an assignee thereof in accordance with Section 2.08(b) and, if the aggregate of all such additional Commitments of Extending Banks is less than the aggregate amount of the Commitments of the Declining Banks, the Borrower shall have the right to replace each Declining Bank with, and add as “Lenders” under this Credit Agreement in place thereof, one or more Eligible Assignees (each, together with any such Extending Bank to the extent of such Extending Bank’s such additional Commitment, an “Additional Commitment Bank”), all as provided in Section 2.08(b), each of which Additional Commitment Banks shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Bank shall, effective as of then existing Maturity Date, undertake a Commitment (and, if any such Additional Commitment Bank is already a Lender, its such Commitment shall be in addition to any other Commitment of such Lender hereunder on such date); provided that the Extending Banks will have the right to undertake additional Commitments in an aggregate amount up to the aggregate amount of the Commitments of the Declining Banks before the Borrower will have the right to replace any Declining Bank with any Eligible Assignee that is not already a Lender (it being understood that the Administrative Agent, in consultation with the Borrower, will be able to allocate the aggregate amount of the Commitments of the Declining Banks among each such Extending Bank in an amount not to exceed the additional Commitment that such Extending Bank agreed to undertake).

(d) If the Commitments of the Extending Banks and the Additional Commitment Banks aggregate 50% or less of the aggregate Commitments of all Lenders as of immediately prior to such then existing Maturity Date, none of the Commitments (including the Commitment of any Extending Bank) will be extended and the Maturity Date for each Lender shall remain unchanged.

(e) If (1) the Commitments of the Extending Banks and the Additional Commitment Banks aggregate greater than 50% of the aggregate Commitments of all Lenders as of immediately prior to such then existing Maturity Date and (2) and on such then existing Maturity Date, the applicable conditions set forth in Section 5.03 shall be satisfied, then, effective as of such then existing Maturity Date, (i) the Maturity Date for each Bank that is an Extending Bank or an Additional Commitment Bank shall automatically become the date that is one year following such then existing Maturity Date as in effect immediately prior to such extension, (ii) the Maturity Date for each Lender that is a Declining Bank shall remain unchanged, (iii) each Additional Commitment Bank that is not already a Lender shall thereupon become a “Lender” for all purposes of this Credit Agreement with a Commitment, and each Additional Commitment Bank that is already a Lender shall thereupon have an additional Commitment, in each case as contemplated by Section 2.11(c) above, and (iv) the Committed Amount shall equal the aggregate of the Commitments of the Extending Banks and the Additional Commitment Banks at such time, provided such amount will not exceed the Committed Amount in effect immediately prior to such then existing Maturity Date unless otherwise permitted by Section 2.10.

ARTICLE III

PAYMENTS

Section 3.01 Interest.

(a) Interest Rate.

(i) All Base Rate Loans shall accrue interest at the Adjusted Base Rate applicable to such Base Rate Loan.

(ii) Each Eurodollar Loan shall accrue interest at the Adjusted Eurodollar Rate applicable to such Eurodollar Loan.

(b) Default Rate of Interest. Upon the occurrence, and during the continuation, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate equal to the Default Rate.

(c) Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.

Section 3.02 Prepayments.

(a) Voluntary Prepayments. The Borrower shall have the right, upon notice to the Administrative Agent, to prepay the Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days’ prior to any date of prepayment of Eurodollar Loans and (B) on the date of prepayment of Base Rate Loans, (ii) each such partial prepayment of Eurodollar Loans shall be in the minimum principal amount of $5,000,000 and integral multiples of $1,000,000 and (iii) each such partial prepayment of Base Rate Loans shall be in the minimum principal amount of $1,000,000 and integral multiples of $100,000 or, in the case of clauses (ii) and (iii), if less than such minimum amounts, the entire principal amount thereof then outstanding. Amounts prepaid pursuant to this Section 3.02(a) shall be applied as the Borrower may elect based on the Lenders’ Pro Rata Shares; provided, however, if the Borrower fails to specify, such prepayment shall be applied by the Administrative Agent, subject to Section 3.08, in such manner as it deems reasonably appropriate.

(b) Mandatory Prepayments. If at any time the aggregate principal amount of Loans outstanding exceeds the Committed Amount, the Borrower shall immediately make a principal payment to the Administrative Agent in a manner and in an amount to be in compliance with Section 2.01 and as directed by the Administrative Agent.

(c) Application of Prepayments. All prepayments pursuant to Section 3.02 shall be (i) unless otherwise directed by the Borrower pursuant to Section 3.02(a), applied first to Base Rate Loans and second to Eurodollar Loans in direct order of Interest Period maturities (applied first against those soonest to mature), (ii) subject to Section 4.05 and (iii) accompanied by the interest on the principal amount prepaid through the date of prepayment.

Section 3.03 Payment in Full at Maturity.

On the Maturity Date, the Borrower unconditionally promises to pay in full, and there shall become due and payable in full, the entire outstanding principal balance of all Loans, together with accrued but unpaid interest and all fees and other sums then owing under the Credit Documents, including, without limitation, all Borrower Obligations then owing, unless accelerated sooner pursuant to Section 9.02; provided that if the Maturity Date is not a Business Day, then such principal, interest, fees and other sums shall be due and payable in full on the next preceding Business Day.

Section 3.04 Fees.

(a) Commitment Fees. The Borrower shall pay to the Administrative Agent, for the pro rata benefit of each Lender based on its Pro Rata Share of the Committed Amount, a per annum fee equal to the Commitment Fee Rate for each day during the period of determination multiplied by the Unused Commitment for each such day (the “Commitment Fees”). The Commitment Fees shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each fiscal quarter of the Borrower (as well as on the Maturity Date and on any date that the Committed Amount is reduced) for the fiscal quarter (or portion thereof) then ending, beginning with the first of such dates to occur after the Closing Date.

(b) Administrative Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, an annual fee as agreed to between the Borrower and the Administrative Agent (the “Administrative Fees”) in the Fee Letter.

Section 3.05 Payments Generally.

(a) No Deductions; Place and Time of Payments. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. Except as contemplated by Section 3.05(f), the Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Payment Dates. Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Advances by Administrative Agent. Unless the Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Dollars and in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Dollars and in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Dollars and in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) Several Obligations. The obligations of the Lenders hereunder to make Loans and to fund or purchase Participation Interests are several and not joint. The failure of any Lender to make any Loan or to fund or purchase any Participation Interest on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or fund its Participation Interest.

(e) Funding Offices. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Defaulting Lender. If any Lender shall fail to make any payment required to be made by it pursuant to Section 3.05(c) or Section 3.09, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 3.06 Computations of Interest and Fees.

(a) Calculation of Interest. Except for Base Rate Loans on which interest shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and including the Closing Date or from the first date of Borrowing (or from any continuation or conversion thereof) to but excluding the last day occurring in the period for which such interest is payable.

(b) Usury. It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity date of the Borrower Obligations), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum non-usurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum non-usurious amount, any such construction shall be subject to the provisions of this paragraph and interest owing pursuant to such documents shall be automatically reduced to the maximum non-usurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of the Loans does not exceed the maximum non-usurious amount permitted by applicable law.

Section 3.07 Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Borrower Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 3.08 Pro Rata Treatment.

Except to the extent otherwise provided herein, each Borrowing, each payment or prepayment of principal of any Loan, each payment of interest, each payment of fees (other than Administrative Fees paid to the Administrative Agent for its own account), each conversion or continuation of any Loans and each reduction in the Committed Amount, shall be allocated pro rata among the relevant Lenders in accordance with their Pro Rata Shares; provided that, if any Lender shall have failed to pay its Pro Rata Share of any Loan or purchase or fund its Participation Interest, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.08 shall instead be payable to the Administrative Agent until the share of such Loan or such Participation Interest not purchased or funded by such Lender has been purchased or funded unless such Lender’s obligations are the subject of a good faith dispute. In the event any principal, interest, fee or other amount paid to any Lender pursuant to this Credit Agreement or any other Credit Document is rescinded or must otherwise be returned by the Administrative Agent, (a) such principal, interest, fee or other amount that had been satisfied by such payment shall be revived, reinstated and continued in full force and effect as if such payment had not occurred and (b) such Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the Federal Funds Rate if repaid within two Business Days after such request and thereafter the Adjusted Base Rate.

Section 3.09 Sharing of Payments.

The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Law or other similar law or otherwise, or by any other means, in excess of its Pro Rata Share of such payment as provided for in this Credit Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their Pro Rata Shares. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be returned, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise returned. The Borrower agrees that (a) any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation and (b) the Borrower Obligations that have been satisfied by a payment that has been rescinded or otherwise returned shall be revived, reinstated and continued in full force and effect as if such payment had not occurred. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to any other Lender or the Administrative Agent an amount payable by such Lender or the Administrative Agent to such other Lender or the Administrative Agent pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable Debtor Relief Law or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.09 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.09 to share in the benefits of any recovery on such secured claim.

ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 4.01 Taxes.

(a) Any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent under any Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto (“Taxes”), excluding (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (a) imposed as a result of such Lender or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.08) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 4.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Lender’s failure to comply with Section 4.01(f) and (iv) any U.S. federal withholding Taxes imposed by FATCA ((i) through (iv), “Excluded Taxes”). If the Borrower shall be required by any laws to deduct any Taxes from or in respect of any sum payable under any Credit Document to a Lender, (i) the Borrower shall make such deductions, (ii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable laws, (iii) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), such Lender receives an amount equal to the sum it would have received had no such deductions been made, and (iv) as soon as practicable after any such payment, and in any case within 30 days of receiving a receipt, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as “Other Taxes”), or at the option of the Administrative Agent, timely reimburse it for the payment of Other Taxes.

(c) The Borrower agrees to indemnify each Lender for (i) the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.01) paid or payable by any Lender, (ii) amounts payable under Section 4.01(a) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (c) shall be made within 30 days after the date a Lender makes a demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any party to any Credit Document has not already indemnified the Administrative

Agent for such Indemnified Taxes and without limiting the obligation of such party to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.03(d) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Each payment hereunder or under any other Credit Document by or on behalf of the Borrower shall be made by a payor that is a United States Person.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in this subsection below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) Each Lender that is a United States Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax.

(B) Each Lender that is a foreign corporation, foreign partnership or foreign trust within the meaning of the Code (“Foreign Lender”) shall deliver to the Borrower and the Administrative Agent, (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed originals of IRS Form W-8ECI;

(3)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms); or

(4)	to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) In the event that an additional payment is made under this Section 4.01 for the account of any Lender and such Lender, in its reasonable judgment, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment or refund of, any Tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission, repayment or refund, pay to the Borrower such amount as such Lender shall, in its reasonable judgment, have determined to be attributable to such deduction or withholding and which will leave such Lender (after such payment) in no worse position than it would have been in if the Borrower had not been required to make such deduction or withholding. Nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(h) For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Credit Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(i) Each party’s obligations under this Section 4.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

Section 4.02 Illegality.

If a Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower, any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender, prepay or, if applicable, convert all applicable Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 4.03 Inability to Determine Eurodollar Rate.

If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of a Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a Borrowing of a Base Rate Loan in the amount specified therein.

Section 4.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If a Lender determines that as a result of any Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes (as to which Section 4.01 shall govern), (ii) Taxes described in clause (ii) through (iv) of the definition of Excluded Taxes, (iii) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes, and (iv) reserve requirements utilized in the determination of the

Eurodollar Rate), then from time to time upon demand of such Lender and upon presentment of written documentation (in the form of a detailed calculation and explanation), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction, provided such increased cost or reduction is related solely to Borrowings under this Credit Agreement.

(b) If a Lender determines that any Change in Law regarding capital adequacy or liquidity, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital), then from time to time upon demand of such Lender, the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

Section 4.05 Funding Losses.

Upon demand of any Lender from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to borrow, continue, convert or prepay any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower, including any loss, cost or expense (other than loss of the Applicable Margin) arising from the liquidation or reemployment of funds obtained by such Lender to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to a Lender under this Section 4.05, such Lender shall be deemed to have funded each Eurodollar Loan at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

Section 4.06 Requests for Compensation.

A certificate of a Lender claiming compensation under this Article IV and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, a Lender may use any reasonable averaging and attribution methods.

Section 4.07 Survival.

All of the Borrower’s obligations under this Article IV shall survive termination of the Commitments and repayment of all other Borrower Obligations hereunder.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01 Closing Conditions.

The obligation of the Lenders to enter into this Credit Agreement is subject to satisfaction (or waiver) on the Closing Date of the following conditions precedent:

(a) Executed Credit Documents. Receipt by the Administrative Agent of duly executed copies of this Credit Agreement, the Notes in favor of each Lender requesting a Note, and all other Credit Documents, each in form and substance acceptable to the Lenders.

(b) Corporate Documents. Receipt by the Administrative Agent of the following:

(i) Charter Documents. Copies of the articles of incorporation or other charter documents of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

(ii) Bylaws. A copy of the bylaws of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

(iii) Resolutions. Copies of resolutions of the board of directors of the Borrower approving the transactions contemplated by this Credit Agreement and authorizing certain officers of the Borrower to negotiate, execute and deliver the Credit Documents, certified by a secretary or assistant secretary of the Borrower to be true and correct and in full force and effect as of the Closing Date.

(iv) Incumbency. An incumbency certificate of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

(v) Good Standing. Copies of certificates of good standing, existence or their equivalent with respect to the Borrower, certified as of a recent date by the appropriate Governmental Authority of the state of its incorporation.

(c) Opinions of Counsel. Receipt by the Administrative Agent of such opinions from legal counsel to the Borrower, addressed to the Lenders, dated as of the Closing Date, and covering matters that customarily are addressed in connection with the transactions contemplated by this Credit Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

(d) Financial Statements. Receipt by the Administrative Agent of a copy of (i) the annual consolidated financial statements (including balance sheets, income statements and cash flow statements) of the Borrower and its Subsidiaries for fiscal years 2014 and 2015, audited by independent public accountants of recognized national standing and (ii) such other financial information regarding the Borrower as the Administrative Agent may reasonably request.

(e) Fees and Expenses. Payment by the Borrower of all fees and expenses invoiced by, and owed by it to, the Administrative Agent, the Syndication Agent or any Lender.

(f) Litigation. There shall be no material actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower which have not been disclosed in the Borrower’s reports filed with the SEC and which would have or would reasonably be expected to have a Material Adverse Effect.

(g) Material Adverse Effect. Since December 31, 2015, there has occurred no Material Adverse Effect.

(h) Officer’s Certificate. The Administrative Agent shall have received (i) a certificate or certificates executed by a Financial Officer as of the Closing Date stating that (A) the Borrower is in compliance in all material respects with all existing material financial obligations, (B) except as disclosed in the Borrower’s SEC filings or otherwise disclosed in writing to the Lenders, no action, suit, investigation or proceeding is pending or, to such Financial Officer’s knowledge, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Borrower or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding would have or would reasonably be expected to have a Material Adverse Effect, (C) the financial statements and information delivered to the Lenders on or before the Closing Date were prepared in good faith and in accordance with GAAP except to the extent of items that are immaterial in the aggregate and except that the quarterly financial statements are unaudited and are subject to year-end adjustments, and (D) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated therein to occur on such date, (1) no Default or Event of Default exists, (2) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects on and as of the date made provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on and as of the date made and (3) the Borrower is Solvent and (ii) a Ratio Certificate, setting forth the calculations, in reasonable detail, required to determine compliance with the covenant set forth in Section 8.08 as of the last day of the fiscal quarter most recently ended prior to the Closing Date for which financial statements are available.

(i) Termination of Existing Credit Agreement. Evidence that the Borrower has terminated the commitments and paid all amounts then due and owing under the Existing Credit Agreement.

(j) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

Section 5.02 Conditions to Loans.

The Lenders shall not be obligated to make a Loan unless:

(a) Notice of Borrowing. The Borrower shall have timely delivered a duly executed and completed Notice of Borrowing in conformance with all the terms and conditions of this Credit Agreement.

(b) Representations and Warranties. The representations and warranties of the Borrower set forth in this Credit Agreement (other than those set forth in Section 6.08) and all other Credit Documents shall be true and correct in all material respects on and as of the date of such Loan, provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(c) No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect to such Loan.

(d) Availability. Immediately after giving effect to the making of such Loan, the aggregate amount of Loans outstanding shall not exceed the Committed Amount.

The delivery of each Notice of Borrowing shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c) and (d) above.

Section 5.03 Conditions to Extension of Commitments.

Any extension of the Commitments pursuant to Section 2.11 shall not become effective on any then existing Maturity Date unless on such then existing Maturity Date each of the following conditions is satisfied:

(a) Representations and Warranties. The representations and warranties of the Borrower set forth in this Credit Agreement (other than those set forth in Section 6.08) and all other Credit Documents shall be true and correct in all material respects on and as of such then existing Maturity Date, provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect to such extension of the Commitments on such then existing Maturity Date.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Lenders that:

Section 6.01 Organization and Good Standing.

The Borrower (a) is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified and in good standing as a foreign entity authorized to do business in every other jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

Section 6.02 Due Authorization.

The Borrower (a) has the requisite power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (b) has been authorized by all necessary action to execute, deliver and perform this Credit Agreement and the other Credit Documents.

Section 6.03 No Conflicts.

Neither the execution and delivery of this Credit Agreement and the other Credit Documents, nor the consummation of the transactions contemplated herein and therein, nor performance of and compliance with the terms and provisions hereof and thereof by the Borrower will (a) violate or conflict with any provision of its organizational documents, (b) violate, contravene or conflict with any Requirement of Law or any law, regulation (including without limitation, Regulation U and Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which would constitute a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its properties.

Section 6.04 Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents that has not been obtained or made.

Section 6.05 Enforceable Obligations.

This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by Debtor Relief Laws or similar laws affecting creditors’ rights generally or by general equitable principles.

Section 6.06 Financial Condition.

The financial statements delivered to the Lenders pursuant to Section 5.01(d) and pursuant to Section 7.01(a) and (b): (a) have been prepared in accordance with GAAP except to the extent of items that are immaterial in the aggregate and except that the quarterly financial statements are unaudited and are subject to year-end adjustments and have fewer footnotes than annual statements and (b) present fairly in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods. No opinion provided with respect to the Borrower’s financial statements pursuant to Section 7.01 (or as to any prior annual financial statements) has been withdrawn.

Section 6.07 No Default.

No Default or Event of Default presently exists and is continuing.

Section 6.08 Litigation.

As of the Closing Date, except as disclosed in the Borrower’s SEC filings or otherwise disclosed in writing to the Lenders, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower which would have or would reasonably be expected to have a Material Adverse Effect.

Section 6.09 Taxes.

The Borrower has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.

Section 6.10 Compliance with Law.

Except as disclosed in the Borrower’s SEC filings or otherwise disclosed in writing to the Lenders, the Borrower is in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties, unless such failure to comply has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 6.11 ERISA.

Except as would not result or reasonably be expected to result in a Material Adverse Effect:

(a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the best knowledge of the Borrower, no event or condition has occurred or exists as a result of which any Termination Event would be reasonably expected to occur; (ii) no failure to satisfy the minimum funding standards, as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Single Employer Plan; (iii) each Plan has been maintained, operated, and funded in material compliance with its terms and the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no Lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b) The aggregate actuarial present value of all accumulated plan benefits of all Single Employer Plans (determined utilizing the assumptions used for purposes of FASB Accounting Standards Codification Topic 715-30) did not, as of the most recent valuation dates reflected in the Borrower’s annual financial statements contained in the Borrower’s most recent Form 10-K, exceed the aggregate fair market value of the assets of all such Single Employer Plans, except as disclosed in the Borrower’s financial statements.

(c) Neither the Borrower nor any ERISA Affiliate has incurred, or, to the best knowledge of the Borrower, is reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA) or that the PBGC has issued a partition order under Section 4233 of ERISA with respect to a Multiemployer Plan.

(d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or would be reasonably likely to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(e) The aggregate actuarial present value of all accumulated post-retirement benefit obligations of the Borrower and the ERISA Affiliates (determined utilizing the assumptions used for purposes of FASB Accounting Standards Codification Topic 715-60) under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), as of the most recent valuation dates reflected in the Borrower’s annual financial statements contained in the Borrower’s most recent form 10-K, are reflected on such financial statements in accordance with FASB Accounting Standards Codification Topic 715-60.

Section 6.12 Use of Proceeds; Margin Stock.

The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 7.08. The Borrower is not incurring the Indebtedness evidenced by the Notes hereunder for the purpose, directly or indirectly, of purchasing or carrying Margin Stock, except the Borrower may purchase its common stock, if after giving effect to such purchases, such Indebtedness would not violate any Requirement of Law. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

Section 6.13 Government Regulation.

The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

Section 6.14 Solvency.

The Borrower is and, after the consummation of the transactions contemplated by this Credit Agreement, will be Solvent.

Section 6.15 Disclosure.

Neither this Credit Agreement nor any financial statements delivered to the Lenders nor any other document, certificate or statement furnished to the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, taken as a whole, not misleading.

Section 6.16 Environmental Matters.

Except as would not result or reasonably be expected to result in a Material Adverse Effect: (a) each of the properties of the Borrower (the “Properties”) and all operations at the Properties are in substantial compliance with all applicable Environmental Laws, (b) there is no undocumented or unreported violation of any Environmental Law with respect to the Properties or the businesses operated by the Borrower (the “Businesses”) that the Borrower is aware of, and (c) there are no conditions relating to the Businesses or Properties that have given rise to or would reasonably be expected to give rise to a liability under any applicable Environmental Laws.

Section 6.17 Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 6.18 Anti-Corruption Laws and Sanctions.

The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with applicable Anti-Corruption Laws and Sanctions. The Borrower and its Subsidiaries and, their respective officers and employees are in compliance with applicable Anti-Corruption Laws and

Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors or officers, or (b) to the knowledge of the Borrower, any employee or agent of the Borrower or any Subsidiary (in each case, acting in their capacity as such) that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Credit Agreement will result in the violation of any applicable Sanctions or applicable Anti-Corruption Laws by a party hereto.

Section 6.19 EEA Financial Institutions. The Borrower is not an EEA Financial Institution.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Credit Agreement or any other Credit Document is in effect and until the Loans, together with interest, fees and other obligations hereunder (other than contingent indemnification or expense reimbursement obligations), have been paid in full and all the Commitments shall have terminated:

Section 7.01 Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Administrative Agent, which in turn shall distribute promptly to the Lenders:

(a) Annual Financial Statements. As soon as available, and in any event within 60 days after the close of each fiscal year of the Borrower, a consolidated balance sheet, income statement and statement of cash flows of the Borrower and its Subsidiaries, as of the end of such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and, in each case, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Lenders and whose opinion shall be furnished to the Lenders, and shall be to the effect that such financial statements have been prepared in accordance with GAAP (except to the extent of items that are immaterial in the aggregate and except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect. Notwithstanding the above, it is understood and agreed that delivery of the Borrower’s applicable Form 10-K shall satisfy the requirements of this Section 7.01(a).

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each fiscal quarter of the Borrower (other than the fourth fiscal quarter), a consolidated balance sheet, income statement and statement of cash flows of the Borrower and its Subsidiaries as of the end of such fiscal quarter, in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Lenders, and, in each case, accompanied by a certificate of a Financial Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of such Person and have been prepared in accordance with GAAP (except to the extent of items that are immaterial in the aggregate), subject to changes resulting from audit and normal year-end audit adjustments. Notwithstanding the above, it is understood and agreed that delivery of the Borrower’s applicable Form 10-Q shall satisfy the requirements of this Section 7.01(b).

(c) Officer’s Certificate. Within 60 days of the end of each fiscal year and within 45 days of the end of each fiscal quarter (other than the fourth fiscal quarter), (i) a Ratio Certificate and (ii) a certificate of a Financial Officer substantially in the form of Exhibit 7.01(c): (1) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto; and (2) notifying the Administrative Agent of the posting of any documents referred to in Section 7.01(a) and (b).

(d) Electronic Delivery Permitted. Documents required to be delivered pursuant to Section 7.01(a) and (b) (to the extent such documents are filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.bakerhughes.com; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or sponsored by the Administrative Agent); or (iii) filed with the SEC. Notwithstanding anything contained in this Section 7.01(d), in every instance the Borrower shall be required to provide paper copies of the compliance certificate required by Section 7.01(c) to the Administrative Agent. Except for such compliance certificates, the Administrative Agent shall have no obligation to maintain copies of the documents referred to in Section 7.01(a) and (b), and in any event the Administrative Agent shall have no obligation to request the delivery of the documents referred to in Section 7.01(a), (b) or (c).

(e) Notices. Upon the Borrower’s obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent within five Business Days of (i) the occurrence of a Default or Event of Default, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto, (ii) any change in the Debt Rating and (iii) the occurrence of any of the following with respect to the Borrower (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against the Borrower which, if adversely determined, would have or would reasonably be expected to have a Material Adverse Effect or (B) the institution of any proceedings against the Borrower with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any federal, state or local law, rule or regulation (including, without limitation, any Environmental Law), the violation of which constitutes a Material Adverse Effect. The Borrower will immediately give written notice to the Administrative Agent of any change in the fiscal year of the Borrower.

(f) ERISA. Upon the Borrower or any ERISA Affiliate obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent promptly (and in any event within five Business Days) of any of the following which would result in or reasonably would be expected to result in a Material Adverse Effect: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would be reasonably expected to lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); or (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower or any of its Subsidiaries or ERISA Affiliates is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; in each case together with a description of any such event or condition or a copy of any such notice and a statement by an officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken with respect thereto.

(g) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as any Lender may reasonably request.

Section 7.02 [Reserved].

Section 7.03 Preservation of Existence and Franchises.

(a) The Borrower will do all things necessary to preserve and keep in full force and effect its existence and rights, franchises and authority.

(b) The Borrower will, and will cause its Subsidiaries to, generally maintain its properties in good condition and not waste or otherwise permit such properties to deteriorate, reasonable wear and tear excepted.

Section 7.04 Books and Records.

The Borrower will, and will cause its Subsidiaries to, keep complete and accurate books and records of its transactions, in all material respects, in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

Section 7.05 Compliance with Law.

The Borrower will, and will cause its Subsidiaries to, comply with all Requirements of Law and all other laws (including, without limitation, all Environmental Laws and ERISA laws), rules, regulations (including without limitation, Regulation U and Regulation X), and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its properties, if the failure to comply would have or would reasonably be expected to have a Material Adverse Effect or would violate any restrictions on its ability to incur or assume Indebtedness. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with Anti-Corruption Laws and applicable Sanctions.

Section 7.06 Payment of Taxes and Other Indebtedness.

The Borrower will, and will cause its Subsidiaries to, pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Credit Agreement); provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment would have or would be reasonably expected to have a Material Adverse Effect.

Section 7.07 Insurance.

The Borrower will, and will cause its Subsidiaries to, at all times maintain in full force and effect insurance (including worker’s compensation insurance and general liability insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

Section 7.08 Use of Proceeds.

The proceeds of the Loans may be used for general corporate purposes of the Borrower and its respective subsidiaries.

Section 7.09 Audits/Inspections.

Upon reasonable notice and during normal business hours, at the reasonable request of any Lender, the Borrower will, and will cause its Subsidiaries to, permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower’s and its Subsidiaries’ property, including its books and records, its accounts receivable and inventory, the Borrower’s and its Subsidiaries’ facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Administrative Agent and to discuss all such matters with the officers, employees and representatives of the Borrower and its Subsidiaries; provided, that an officer or authorized agent of the Borrower and its Subsidiaries shall be present during any such discussions between the officers, employees or representatives of the Borrower and its Subsidiaries and the representatives of the Administrative Agent, and provided further that any such nonpublic information obtained by any Person during such audit or inspection shall be treated as confidential information in accordance with the disclosure standards set forth in Section 11.15. Any information obtained by the Administrative Agent shall be made available to any Lender upon such Lender’s request.

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans, together with interest, fees and other obligations hereunder (other than contingent indemnification or expense reimbursement obligations), have been paid in full and all the Commitments shall have terminated:

Section 8.01 Nature of Business.

The Borrower will not, nor will it permit its Subsidiaries to, materially alter the character of its business from that conducted as of the Closing Date.

Section 8.02 Fundamental Changes.

The Borrower will not, nor will it permit its Significant Subsidiaries to (i) enter into any transaction of merger; (ii) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) sell all or substantially all of its assets; provided that, so long as no Event of Default shall exist or be caused thereby, a Person may be merged or consolidated with or into or sell all or substantially all of its assets to the Borrower or one of its Significant Subsidiaries so long as (a) the Borrower or a Significant Subsidiary is the surviving entity, (b) if the transaction is between the Borrower and one of its Significant Subsidiaries, the Borrower is the surviving entity and (c) unless such transaction is solely between or among the Borrower or a Significant Subsidiary and one or more of the Wholly Owned Subsidiaries of the Borrower, after giving effect to such transaction, the Borrower shall be in pro forma compliance with Section 8.08.

Section 8.03 Affiliate Transactions.

Other than transactions between or among any of the Borrower or any Wholly Owned Subsidiaries of the Borrower, the Borrower will not, nor will it permit its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate.

Section 8.04 Liens.

The Borrower will not, nor will it permit its Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, securing any Indebtedness other than the following:

(a) Liens securing Borrower Obligations;

(b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carrier’s, landlords’ and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(d) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs;

(e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money);

(f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds;

(g) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

(h) judgment Liens that would not constitute an Event of Default;

(i) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution;

(j) any Lien on any property or assets acquired from a corporation or other entity which is merged with or into the Borrower or its Subsidiaries in accordance with Section 8.02, and is not created in anticipation of any such transaction (unless such Lien is created to secure or provide for the payment of any part of the purchase price of such corporation or other entity);

(k) any Lien on any property or assets existing at the time of acquisition of such property or assets by the Borrower and which is not created in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets);

(l) any Lien on Margin Stock;

(m) other Liens not previously described in the foregoing clauses (a) through (l) to the extent such Liens do not secure Indebtedness exceeding fifteen percent (15%) of Net Worth in the aggregate; and

(n) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (m), for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets).

Section 8.05 Burdensome Agreements.

Neither the Borrower nor any of its Subsidiaries shall enter into any contractual obligation (other than this Credit Agreement or any other Credit Document) that materially limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, (ii) of any Subsidiary to guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person.

Section 8.06 Subsidiary Indebtedness.

The Borrower will not permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Indebtedness, other than:

(a) Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business;

(b) Indebtedness owing by a Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower;

(c) purchase money Indebtedness to finance the purchase of fixed assets (including equipment); provided that (i) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(d) Indebtedness evidenced by any Swap Contract entered into in the ordinary course of business and not for speculative purposes;

(e) Indebtedness incurred after the Closing Date in connection with the acquisition of a Person or Property as long as such Indebtedness existed prior to such acquisition and was not created in anticipation thereof;

(f) Indebtedness existing as of the last day of the fiscal quarter most recently ended prior to the Closing Date for which financial statements are available, as set forth on Schedule 8.06; and

(g) any other Indebtedness in a principal amount not to exceed fifteen percent (15%) of Net Worth in the aggregate, at any one time outstanding.

Section 8.07 Use of Proceeds.

The Borrower will not use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any of its Affiliates or any of its or their respective directors, officers, employees and, to the knowledge of the Borrower, agents (in each case, acting in their capacity as such) (A) to fund any activities, businesses or transactions of or with any Person that, at the time of such Borrowing, is a Sanctioned Person, or in any country that, at the time of such Borrowing, is a Sanctioned Country, in each case, to the extent such activities, businesses or transactions would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (B) in any other manner that would reasonably be expected to result in the violation of any applicable Sanctions or applicable Anti-Corruption Laws by any party hereto.

Section 8.08 Financial Covenant. The Borrower will not permit, as of the last day of any fiscal quarter, the ratio of Total Debt as of such date to Total Capitalization as of such date to exceed 60%.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. The Borrower shall: (i) subject to sub-clause (ii) of this clause (a), default in the payment when due of any principal of any of the Loans, (ii) default in the payment when due of any principal of any of the Loans and (A) such default is due to an event the result of which is an impairment of the financial markets that makes it impossible for the Borrower to timely transfer funds over an interbank transfer mechanism in order to make such payment when due and (B) such default shall continue for three or more Business Days; or (iii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith.

(b) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

(c) Covenants. The Borrower shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Section 7.01(e)(i), 7.03(a), 7.04, 7.05, 7.08 or Article VIII, inclusive; or

(ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.01 (other than Section 7.01(e)(i)) and such default shall continue unremedied for a period of five Business Days after the earlier of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent or any Lender; or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i), or (c)(ii) of this Section 9.01) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent or any Lender.

(d) Bankruptcy, etc. The occurrence of any of the following with respect to the Borrower or any of its Material Subsidiaries (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any such Material Subsidiary in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or any such Material Subsidiary or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against the Borrower or any such Material Subsidiary and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Borrower or any such Material Subsidiary shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or any such Material Subsidiary shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by any Person in furtherance of any of the aforesaid purposes.

(e) Defaults under Other Agreements. With respect to any Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness outstanding under this Credit Agreement) in excess of $100,000,000 in the aggregate (A) the Borrower or any such Subsidiary shall (i) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to such Indebtedness, or (ii) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause or permit the holder or the holders of such Indebtedness (or any trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) such Indebtedness to become due prior to its stated maturity; or (B) such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (C) such Indebtedness shall mature and remain unpaid. With respect to (A)(i) above, if an impairment of the financial markets makes it impossible for the Borrower to timely transfer funds over an interbank transfer mechanism in order to make the applicable payments when due, then no default shall exist until the failure to make such payments shall have continued for three or more Business Days beyond the date due (after giving effect to any applicable grace period).

(f) Judgments. One or more judgments, orders, or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $100,000,000 or more, in the aggregate, (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees shall be final and unappealable and shall not have been paid, vacated, satisfied, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; provided that if such judgment, order or decree provides for periodic payments over time then the Borrower or such Subsidiary shall have a grace period of 30 days with respect to each such periodic payment but only so long as no lien attaches during such period.

(g) ERISA. The occurrence of any ERISA Event (as defined below) that, when taken together with all other ERISA Events that have occurred, would have or would be reasonably expected to have a Material Adverse Effect: (i) the failure to meet the “minimum funding standard,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) a Termination Event shall occur with respect to a Single Employer Plan which is likely to result in the termination of such Plan in a distress termination under Section 4041(c) of ERISA or by the PBGC under Section 4042 of ERISA; (iii) the Borrower or any ERISA Affiliate shall incur any liability in connection with a withdrawal from, or insolvency (within the meaning of Section 4245 of ERISA) of a Multiemployer Plan or Multiple Employer Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which would be reasonably expected to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability (each of (i) through (iv) an “ERISA Event”).

(h) Change of Control. There shall occur a Change of Control.

Section 9.02 Acceleration; Remedies.

Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Lenders or the Required Lenders, as applicable, the Administrative Agent may, or upon the request and direction of the Required Lenders shall, by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(a) Termination of Commitments. Declare the Commitments terminated, whereupon the Commitments shall be immediately terminated.

(b) Acceleration of Loans. Declare the unpaid amount of all Borrower Obligations to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

(c) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.01(d) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other Borrower Obligations owing to the Administrative Agent and the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Borrower.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by any Requirement of Law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other Debtor Relief Law.

Section 9.03 Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Credit Agreement, but subject to Section 3.05(f), after the occurrence of an Event of Default and the exercise of remedies by the Administrative Agent or the Lenders pursuant to Section 9.02 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Administrative Agent or any of the Lenders in connection with enforcing its rights under the Credit Documents ratably among them in proportion to the amounts described in this clause “FIRST” payable to them;

SECOND, to payment of any fees owed to the Administrative Agent or any of the Lenders ratably among them in proportion to the amounts described in this clause “SECOND” payable to them;

THIRD, to the payment of all accrued interest payable to the Lenders hereunder ratably among them in proportion to the amounts described in this clause “THIRD” payable to them;

FOURTH, to the payment of the outstanding principal amount of the Loans ratably among them in proportion to the amounts described in this clause “FOURTH” payable to them;

FIFTH, to all other obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above ratably among the holders of the Borrower Obligations in proportion to the amounts described in this clause “FIFTH” payable to them; and

SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category.

ARTICLE X

AGENCY PROVISIONS

Section 10.01 Appointment and Authorization of the Administrative Agent.

Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirement of Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 10.02 Delegation of Duties.

The Administrative Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 10.03 Liability Of Agents.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit

Agreement or any other Credit Document, or for any failure of the Borrower or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof.

Section 10.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 10.05 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 10.06 Credit Decision; Disclosure of Information by the Administrative Agent.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Requirement of Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

Section 10.07 Indemnification of the Agents.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), on a pro rata basis, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided further, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.07. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of legal counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 10.07 shall survive termination of the Commitments, the payment of all Borrower Obligations and the resignation of the Administrative Agent.

Section 10.08 Administrative Agent in its Individual Capacity.

JPMorgan and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though JPMorgan were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, JPMorgan or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that JPMorgan shall be under no obligation to provide such information to them. With respect to its Loans, JPMorgan shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include JPMorgan in its individual capacity.

Section 10.09 Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the retiring Administrative Agent, the retiring Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” means such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated without any other or further act or deed on the part of the resigning Administrative Agent or any other Lender. After the Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Section 11.05 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Credit Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided for above.

Section 10.10 Administrative Agent May File Proofs of Claim.

In case of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Borrower Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.04 and 11.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.04 and 11.05).

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Borrower Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.11 Other Agents, Arrangers and Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Credit Agreement as a “syndication agent,” “documentation agent,” “sole book manager,” “lead arranger” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address as follows:

(i) if to the Borrower, to it at:

Baker Hughes Incorporated
17021 Aldine Westfield
Houston, Texas 77073
Attn: Treasurer
Telephone: 713-625-4200
Email: Michael.Sumruld@bakerhughes.com
Ok.Azie@bakerhughes.com

(ii) if to the Administrative Agent, to it at:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
Ops Building 2, 3rd Floor
Newark, DE 19713-2107
Attention: Michelle Carey
Telecopy: 302-634-1836

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire;

or; in any such case, to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party. All notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for notices to the applicable party in the previous sentence, or to such other telephone number as shall be designated by such party in a notice to the other party in the previous sentence (or, in the case of any Lender other than the Administrative Agent, in its Administrative Questionnaire), or to such other telephone number as shall be designated by such party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered on a Business Day (and if not delivered on a Business Day, then the next succeeding Business Day); provided, however, that notices and other communications to the

Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the Borrower and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Credit Documents for execution by the parties thereto, and may not be used for any other purpose, including Article II notices.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender, their Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except that the Borrower shall not be obligated to indemnify any Person under the provisions of this subsection (d) where such losses, costs, expenses and liabilities are the result of such Person’s willful misconduct or gross negligence. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and the Borrower hereby consents to such recording.

Section 11.02 Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.02, each Lender, to the extent permitted by law, is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by each Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the

Loans and Commitments hereunder pursuant to Section 3.09 or 11.03(e) may exercise all rights of set-off with respect to its Participation Interest as fully as if such Person were a Lender hereunder. Each Lender, and each Person purchasing a participation in the Loans and Commitments hereunder pursuant to Section 3.09 or 11.03(e), agrees to notify the Administrative Agent and the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.03 Benefit of Agreement.

(a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.03(b), (ii) by way of participation in accordance with the provisions of Section 11.03(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.03(f), or (iv) to an SPC in accordance with the provisions of Section 11.03(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.03(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $15,000,000 and after giving effect to any such assignment, the assigning Lender shall have Commitments and Loans outstanding aggregating at least $10,000,000, in each case unless otherwise agreed by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned; (iii) any assignment of a Commitment must be approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (each such consent not to be unreasonably withheld or delayed), unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender; and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except that such fee shall not apply to assignment by a Lender to its Affiliate). Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.03(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01, 4.04, 4.05, and 11.05(b)with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.03(d).

(c) The Administrative Agent, acting solely for this purpose as an non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office located in Houston, Texas a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.06 that directly affects such Participant. Subject to Section 11.03(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 4.01, 4.04 and 4.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.03(b). To the extent permitted by any Requirement of Law, each Participant also shall be entitled to the benefits of Section 3.08 as though it were a Lender, provided such Participant agrees to be subject to Section 3.09 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) A Participant shall not be entitled to receive any greater payment under Section 4.01, 4.04 and 4.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.01(f) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a federal reserve or central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Credit Agreement (including its obligations under Section 4.01, 4.04 and 4.05), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the Requirements of Law of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior written consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.03, (i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 11.04 No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power (including, without limitation, any power of attorney) or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower, the Administrative Agent or any Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

Section 11.05 Attorney Costs, Expenses, Taxes and Indemnification by Borrower.

(a) The Borrower agrees (i) to pay or reimburse the Administrative Agent, subject to agreed limitations, for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Credit Agreement and the other Credit Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable fees and expenses of legal counsel, and (ii) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Borrower Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable fees and expenses of legal counsel. The foregoing costs and expenses shall include all search, filing, recording, and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. Other than costs and expenses payable in connection with the closing of the transactions contemplated by this Credit Agreement pursuant to Section 11.05(a) (which shall be payable on the Closing Date unless otherwise agreed by the Administrative Agent), all amounts due under this Section 11.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section 11.05 shall survive the termination of the Commitments and repayment of all other Borrower Obligations.

(b) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Arranger, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including the reasonable fees and expenses of legal counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous substances on or from any property currently or formerly owned or operated by the Borrower, any of its Subsidiaries, or any environmental claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto or whether any of the foregoing are brought by the Borrower or any of its Subsidiaries (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements arise from the gross negligence or willful misconduct of such Indemnitee or constitute a violation of law or breach in bad faith of such Indemnitee’s obligations under this Credit Agreement. Neither the Borrower nor any Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, nor shall the Borrower, any of its Affiliates or any Indemnitee have any liability for any indirect, punitive, special, incidental or consequential damages asserted by any party hereto relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that this sentence shall not limit the Borrower’s indemnity obligations to any Indemnitee in respect of claims made by third parties for any indirect, punitive, special, incidental or consequential damages relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith. All amounts due under this Section 11.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Borrower Obligations.

Section 11.06 Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated (other than to effect an increase in the Commitment Amount and corresponding changes to Schedule 1.01(a) in accordance with Section 2.10) unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrower; provided that, except as provided in Section 2.09(b), no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender directly affected thereby:

(a) extend the Maturity Date;

(b) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) on the Loans or fees hereunder or specify a method for establishing the Applicable Margin pursuant to the fourth sentence of the definition;

(c) reduce or waive the principal amount of any Loan or extend the time of payment thereof;

(d) increase or extend the Commitment of a Lender (it being understood and agreed that a waiver of any Default or Event of Default or a waiver of any mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(e) release the Borrower from its obligations or consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents;

(f) amend, modify or waive any provision of this Section 11.06 or Section 2.09(b), 3.08, 3.09, 9.01(a), 11.02, 11.03 or 11.05; or

(g) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders.

Notwithstanding the above, (i) no provision of Section 2.09 or Section 3.04(b) may be amended or modified without the consent of the Administrative Agent; and (ii) no provision of this Credit Agreement or any other Credit Document that addresses the rights or obligations of the Administrative Agent (including, without limitation, Article X) may be amended or modified without prior written consent of the Administrative Agent.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (A) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Borrower Obligations, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (B) the Required Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Section 11.07 Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

Section 11.08 Survival of Indemnification and Representations and Warranties.

(a) Survival of Indemnification. All indemnities set forth herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the repayment of the Loans and the other Borrower Obligations and the termination of the Commitments hereunder or termination of the Credit Agreement.

(b) Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Loans, and shall continue in full force and effect as long as any Commitment remains in effect or any Loan or any other Borrower Obligation hereunder shall remain unpaid or unsatisfied.

Section 11.09 Governing Law; Venue.

(a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York, or of the United States District Court sitting in New York City, New York, and, by execution and delivery of this Credit Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.01, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

(b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.10 Waiver of Jury Trial; Waiver of Consequential and Punitive Damages.

EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. Each of the parties to this Credit Agreement agrees not to assert any claim against any other party to this Credit Agreement, any of such party’s Affiliates or any of its directors, officers, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein.

Section 11.11 Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

Section 11.12 Further Assurances.

The Borrower agrees, upon the request of the Administrative Agent, to promptly take such actions, as reasonably requested, as are necessary to carry out the intent of this Credit Agreement and the other Credit Documents.

Section 11.13 Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

Section 11.14 Binding Effect; Continuing Agreement.

(a) This Credit Agreement shall become effective at such time as all of the conditions set forth in Section 5.01 have been satisfied or waived in the sole discretion of the Lenders and it shall have been executed by the Borrower, the Administrative Agent and the Lenders, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Lenders and their respective successors and assigns.

(b) This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, interest, fees and other Borrower Obligations (other than contingent indemnification or expense reimbursement obligations) have been paid in full and the Commitments have terminated. Upon termination, the Borrower shall have no further obligations (other than the indemnification provisions that survive) under the Credit Documents; provided that should any payment, in whole or in part, of the Borrower Obligations be rescinded or otherwise required to be restored or returned by the Lenders, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent and any Lender in connection therewith shall be deemed included as part of the Borrower Obligations.

Section 11.15 Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority or self-regulatory body purporting to have jurisdiction over it, such as the National Association of Insurance Commissioners; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) only to the extent necessary in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.15, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement, (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower, or (iii) any credit insurance provider relating to the Borrower and its obligations; (g) with the consent of the Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.15 or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Credit Agreement, the other Credit Documents, the Commitments and the Loans. For the purposes of this Section 11.15, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Credit Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.16 Entire Agreement.

THIS WRITTEN CREDIT AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 11.17 USA Patriot Act Notice.

Each Lender subject to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 11.18 No Adverse Interpretation of Other Agreements.

This Credit Agreement may not be used to interpret another indenture, loan, security or debt agreement of the Borrower or any Subsidiary thereof. No such indenture, loan, security or debt agreement may be used to interpret this Credit Agreement.

Section 11.19 No Fiduciary Duty.

Each of the Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other similar duty between the Lenders and the Borrower, its stockholders or its Affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising the Borrower on other matters)

or any other obligation to the Borrower except the obligations expressly set forth in the Credit Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

Section 11.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in the Credit Documents or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

a)	the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

b)	the effects of any Bail-In Action on any such liability, including, if applicable:

i)	a reduction in full or in part or cancellation of any such liability;

ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Credit Document; or

iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Remainder of Page Intentionally Left Blank]

Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BAKER HUGHES INCORPORATED

By:	/s/ Kimberly Ross
	Name:	Kimberly Ross
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Lender

By:	/s/ Muhammad Hasan
Name: Muhammad Hasan
Title: Vice President

Signature Page to Credit Agreement

CITIBANK, N.A.,
as Syndication Agent and Lender

By:	/s/ Maureen P. Maroney
Name: Maureen P. Maroney
Title: Vice President

Signature Page to Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Documentation Agent and Lender

By:	/s/ Kevin Sparks
Name: Kevin Sparks
Title: Director

Signature Page to Credit Agreement

DNB BANK ASA, NEW YORK BRANCH,
as a Documentation Agent

By:	/s/ Caroline Adams
Name: Caroline Adams
Title: First Vice President

By:	/s/ Kristie Li
Name: Kristie Li
Title: Senior Vice President

Signature Page to Credit Agreement

DNB CAPITAL LLC,
as a Lender

By:	/s/ Caroline Adams
Name: Caroline Adams
Title: First Vice President

By:	/s/ Kristie Li
Name: Kristie Li
Title: Senior Vice President

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA,
as a Documentation Agent and Lender

By:	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

Signature Page to Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Documentation Agent and Lender

By:	/s/ Steven Smith
Name: Steven Smith
Title: Director

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Documentation Agent and Lender

By:	/s/ Shannon Cunningham
Name: Shannon Cunningham
Title: Vice President

Signature Page to Credit Agreement

STANDARD CHARTERED BANK, as a Lender

By:	/s/ Steven Aloupis
	Name:	Steven Aloupis A2388
	Title:	Managing Director
Loan Syndications
Standard Chartered Bank

Signature Page to Credit Agreement

SUMITOMO MITSUI BANKING CORP., as a Lender

By:	/s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

Signature Page to Credit Agreement

EXPORT DEVELOPMENT CANADA, as a Lender

By:	/s/ Shahbaz Syed
Name: Shahbaz Syed
Title: Financing Manager

By:	/s/ Christiane de Billy
Name: Christiane de Billy
Title: Senior Financing Manager

Signature Page to Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

Signature Page to Credit Agreement

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender

By:	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By:	/s/ Cara Younger
Name: Cara Younger
Title: Director

Signature Page to Credit Agreement

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), as a Lender

By:	/s/ Penny Neville-Park
Name: Penny Neville-Park
Title:

By:	/s/ Duncan Nash
Name: Duncan Nash
Title:

Signature Page to Credit Agreement

BNP PARIBAS, as a Lender

By:	/s/ Ann Rhoads
Name: Ann Rhoads
Title: Managing Director

By:	/s/ Sriram Chandrasekaran
Name: Sriram Chandrasekaran
Title: Director

Signature Page to Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Vice President

Signature Page to Credit Agreement

UniCredit Bank AG, New York Branch, as a Lender

By:	/s/ Julien Tizorin
Name: Julien Tizorin
Title: Director

By:	/s/ Betsy Hudson
Name: Betsy Hudson
Title: Associate Director

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Patrick Jeffrey
Name: Patrick Jeffrey
Title: Vice President

Signature Page to Credit Agreement

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By:	/s/ Xu Chen
Name: Xu Chen
Title: CEO & President

Signature Page to Credit Agreement

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Keith L. Burson
Name: Keith L. Burson
Title: Senior Vice President

Signature Page to Credit Agreement

NBAD AMERICAS N.V., as a Lender

By:	/s/ William F. Ghazar
	Name:	William F. Ghazar
	Title:	Executive Director, Head of Client Relationships

By:	/s/ Pamela Sigda
	Name:	Pamela Sigda
	Title:	Chief Operating Officer & SVP

Signature Page to Credit Agreement

EXHIBIT 2.02

FORM OF

NOTICE OF BORROWING

TO:	JPMORGAN CHASE BANK, N.A., as Administrative Agent

RE:	5-year $2.5 Billion Credit Agreement, dated as of July 13, 2016, among Baker Hughes Incorporated, a Delaware corporation (the “Borrower”), the Lenders and Agents identified therein, and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”) (as amended or otherwise modified from time to time, the “Credit Agreement”)

DATE:	, 20

1.	This Notice of Borrowing is made pursuant to the terms of Section 2.02 of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2.	Please be advised that the Borrower is requesting Loans in the amount of $ to be funded on , 20 at the interest rate option set forth in paragraph 3 below.

3.	The interest rate option applicable to the requested Loans shall be:

	a.	the Adjusted Base Rate

	b.	the Adjusted Eurodollar Rate for an Interest Period of:

one month

two months

three months

six months

4.	Unless notification to the contrary is received by the Administrative Agent prior to the date on which funds are to be advanced, as of the date on which Loans are to be advanced, all representations and warranties of the Borrower contained in the Credit Agreement and in the other Credit Documents, other than Section 6.08 of the Credit Agreement, will be true and correct in all material respects.

5.	Unless notification to the contrary is received by the Administrative Agent prior to the date on which funds are to be advanced, as of the date on which funds are to be advanced, no Default or Event of Default will have occurred and be continuing or will be caused by this Notice of Borrowing.

6.	Subsequent to the funding of the requested Loans, the aggregate amount of Loans outstanding will be $ which is less than or equal to the Committed Amount.

The Borrower has caused this Notice of Borrowing to be executed and delivered and the certification and warranties contained herein to be made as of the date first above written.

BAKER HUGHES INCORPORATED

By:
Name:
Title:

EXHIBIT 2.04

FORM OF NOTICE OF CONTINUATION/CONVERSION

TO:	JPMORGAN CHASE BANK, N.A., as Administrative Agent

RE:	5-Year $2.5 Billion Credit Agreement, dated as of July 13, 2016, among Baker Hughes Incorporated, a Delaware corporation (the “Borrower”), the Lenders and Agents identified therein, and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”) (as amended or otherwise modified from time to time, the “Credit Agreement”)

DATE:	, 20

1.	This Notice of Continuation/Conversion is made pursuant to the terms of Section 2.04 of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2.	Please be advised that the Borrower is requesting that the outstanding Loan, in the amount of $ , currently accruing interest at , and scheduled to mature on , 20 , be continued or converted at the interest rate option set forth in paragraph 3 below.

3.	The interest rate option applicable to the continuation or conversion of the Loan shall be:

a. the Base Rate

b. the Adjusted Eurodollar Rate for an Interest Period of:

one month

two months

three months

six months

The Borrower has caused this Notice of Continuation/Conversion to be executed and delivered and the certification and warranties contained herein to be made as of the date first above written.

BAKER HUGHES INCORPORATED

By:
Name:
Title:

EXHIBIT 2.06

FORM OF NOTE

                    , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                          or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain 5-Year $2.5 Billion Credit Agreement, dated as of July 13, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Agents and the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

The Borrower unconditionally promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.

BAKER HUGHES INCORPORATED

By:
Name:
Title:

EXHIBIT 2.10(a)

FORM OF INCREASED FACILITY ACTIVATION NOTICE

To:	JPMORGAN CHASE BANK, N.A., as Administrative Agent

RE:	5-Year $2.5 Billion Credit Agreement, dated as of July 13, 2016, among Baker Hughes Incorporated, a Delaware corporation (the “Borrower”), the Lenders and Agents identified therein, and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”) (as amended or otherwise modified from time to time, the “Credit Agreement”) (All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	, 20

This notice is an Increased Facility Activation Notice referred to in the Credit Agreement, and the Borrower and each of the Lenders or New Lenders party hereto hereby notify you that:

1.	Each Lender party hereto agrees to increase the amount of its Commitment, effective as of the open of business on the Increased Facility Closing Date, by the amount set forth opposite such Lender’s name on the signature pages hereof under the caption “New Commitment Amount”, with such Lender’s resulting aggregate Commitment, effective as of such time, set forth under the caption “Resulting Commitment Amount”.

2.	Each proposed New Lender party hereto proposes to become a Lender, effective as of the open of business on the Increased Facility Closing Date, and agrees to make a Commitment, effective as of the open of business on the Increased Facility Closing Date, in the amount set forth opposite such New Lender’s name on the signature pages hereof under the caption “New Commitment Amount”, with such New Lender’s resulting aggregate Commitment, effective as of such time, set forth under the caption “Resulting Commitment Amount”.

3.	The Increased Facility Closing Date is .

BAKER HUGHES INCORPORATED

By:
Name:
Title:

New Commitment Amount	[NAME OF [NEW] LENDER]

$[ ]	By:
Name:
Resulting Commitment Amount		Title:

$[ ]

New Commitment Amount	[NAME OF [NEW] LENDER]

$[ ]	By:
Name:
Resulting Commitment Amount		Title:

$[ ]

CONSENTED TO:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT 2.10(b)

FORM OF NEW LENDER SUPPLEMENT

SUPPLEMENT, dated as of                  ,   20        , delivered pursuant to Section 2.10(b) of the 5-Year $2.5 Billion Credit Agreement, dated as of July 13, 2016, among Baker Hughes Incorporated, a Delaware corporation (the “Borrower”), the Lenders and Agents identified therein, and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”) (as amended or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Credit Agreement provides in Section 2.10(b) thereof that, in connection with the delivery of an Increased Facility Activation Notice, effective as of the open of business on the related Increased Facility Closing Date, any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned is a party to that certain Increased Facility Activation Notice, dated as of                     , 20        and specifying an Increased Facility Closing Date of                     , 20         and, in connection therewith, now desires, effective as of the open of business on the Increased Facility Closing Date, to become a party to the Credit Agreement;

NOW, THEREFORE, the undersigned hereby agrees as follows:

1. The undersigned agrees, effective as of the open of business on the Increased Facility Closing Date, to be bound by the provisions of the Credit Agreement, and agrees that it shall, effective as of the open of business on the Increased Facility Closing Date, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Commitment of $            .

2. The undersigned (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements most recently delivered pursuant to Section 7.01 and (b) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it has made and will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that, effective as of the open of business on the Increased Facility Closing Date, it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, without limitation, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 4.01(f) of the Credit Agreement.

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

(Address)

(Attention)

(Telecopy)

(Telephone)

[Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[NEW LENDER]

By:
Name:
Title:

BAKER HUGHES INCORPORATED, as Borrower

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT 7.01(c)

FORM OF OFFICER’S CERTIFICATE

TO:	JPMORGAN CHASE BANK, N.A., as Administrative Agent

RE:	5-Year $2.5 Billion Credit Agreement, dated as of July 13, 2016, among Baker Hughes Incorporated, a Delaware corporation (the “Borrower”), the Lenders and Agents identified therein, and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”) (as amended or otherwise modified from time to time, the “Credit Agreement”)

DATE:	, 20

Pursuant to the terms of the Credit Agreement, I,                                         , the                                      of the Borrower, hereby certify as follows (all capitalized terms used below shall have the meanings set forth in the Credit Agreement):

a. No Default or Event of Default exists under the Credit Agreement as of the last day of the fiscal [quarter] [year] referenced in paragraph a. above, except as indicated on a separate page attached hereto, which also sets forth an explanation of the action taken or proposed to be taken by the Borrower with respect thereto.

b. The quarterly/annual financial statements for the fiscal period cited above, fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP (in the case of any quarterly financial statements, subject to changes resulting from normal year-end audit adjustments).

IN WITNESS WHEREOF, the undersigned has hereunto set his name as of this          day of                     , 20    .

By:
Name: [NAME]
Title: [TITLE]

EXHIBIT 11.03(b)

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Baker Hughes Incorporated

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	5-Year $2.5 Billion Credit Agreement, dated as of July 13, 2016, among Baker Hughes Incorporated, a Delaware corporation (the “Borrower”), the Lenders and Agents

[1]	Select as applicable.

identified therein, and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”) (as amended or otherwise modified from time to time, the “Credit Agreement”)

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans
Revolving Facility	$	$		%

[7.	Trade Date:	, 20 ][2]

Effective Date:                  , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

By:
Name:
Title:

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Consented to (if applicable):

BAKER HUGHES INCORPORATED

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a “foreign corporation, partnership or trust” within the meaning of the Code, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Schedule 1.01(a)

COMMITMENTS AND PRO RATA SHARES

Lender	Pro-Rata Share	Commitment
JPMorgan Chase Bank, N.A.	7.60%	$190,000,000
Citigroup Global Markets Inc.	7.60%	190,000,000
The Bank of Tokyo-Mitsubisi UFJ, LTD.	7.60%	190,000,000
DNB Capital LLC	7.60%	190,000,000
Goldman Sachs Bank USA	7.60%	190,000,000
HSBC Bank USA, N.A	7.60%	190,000,000
Wells Fargo Bank, N.A.	7.60%	190,000,000

Barclays Bank PLC	5.28%	132,000,000
Deutsche Bank AG New York Branch	5.28%	132,000,000
Standard Chartered Bank	5.28%	132,000,000
Sumitomo Mitsui Banking Corporation	5.28%	132,000,000
U.S. Bank National Association	5.28%	132,000,000
BNP Paribas	5.00%	125,000,000

Banco Bilboa Vizcaya Argentaria, S.A., New York Branch	2.28%	57,000,000
Bank of China, New York Branch	2.28%	57,000,000
NBAD Americas N.V.	2.28%	57,000,000
Skandinaviska Enskilda Banken AB (publ)	2.28%	57,000,000
Unicredit Bank AG, New York Branch	2.28%	57,000,000
Export Development Canada	2.00%	50,000,000
The Northern Trust Company	2.00%	50,000,000

Total		$2,500,000,000

Schedule 1.01(b)

SIGNIFICANT SUBSIDIARIES

Baker Hughes (Nederland) B.V.

Baker Hughes EHHC, Inc.

Baker Hughes EHO Ltd.

Baker Hughes Holdings 3 S.à r.l.

Baker Hughes Holdings 4 S.à r.l.

Baker Hughes Holdings 5 S.à r.l.

Baker Hughes Holdings I B.V.

Baker Hughes Holdings II B.V.

Baker Hughes International Branches, Inc.

Baker Hughes International Coöperatief U.A.

Baker Hughes International Financing S.à r.l.

Baker Hughes International Holding Company

Baker Hughes International Holdings S.à r.l.

Baker Hughes International Partners Holdings SCS

Baker Hughes International Partners S.à r.l.

Baker Hughes Limited

Baker Hughes Luxembourg Holdings S.C.A.

Baker Hughes Nederland Holdings B.V.

Baker Hughes Oilfield Operations, Inc.

BJ Services International S.à r.l.

BJS Holdings 2 S.à r.l.

Western Atlas, Inc.

Schedule 8.06

SUBSIDIARY INDEBTEDNESS

As of March 31, 2016
(Thousands $)
Western Atlas Inc	400,000
Baker Hughes Russia Operations Inc (Russia)	37,279
Baker Hughes JSC (Russia)	363
Baker Hughes BV (Russia)	17,669
LLC Orenburgneftegeofizika (Russia)	7
LLC Oilpump Services (Russia)	1,519
LLC BJ Samotlor Svc Vosto (Russia)	3
Tyumen Plant of Oilfield Eq (Russia)	1,898
Baker Hughes Process (Russia)	36
Baker Hughes dos Brasil (Brazil)	33,859
BJ Services do Brasil ( Brazil)	23,536
Baker Hughes Services International (Ecuador)	4,000
Baker Hughes Vzla (Venezuela)	148
PT Baker Hughes Indonesia (Indonesia)	14,352
Subtotal	534,669
Contingent Obligations of Indebtedness	0
Total	534,669